Exhibit 99.1

RANPAK ANNOUNCES pricing of $100 million public offering OF CLASS A COMMON STOCK

CONCORD TOWNSHIP, OHIO — December 11, 2019 – Ranpak Holdings Corp. (“Ranpak”) (NYSE: PACK), a leading provider of environmentally sustainable, systems-based, product protection solutions for e-commerce and industrial supply chains, today announced the pricing of a registered underwritten public offering of 15,384,616 shares of its Class A common stock at a public offering price of $6.50 per share, for gross proceeds of approximately $100.0 million. In addition, Ranpak granted the underwriter a 30-day option to purchase 1,538,461 additional shares, to cover over-allotments, if any. All shares of common stock sold in the offering were offered by Ranpak. The offering is expected to close on December 13, 2019, subject to customary closing conditions.

Ranpak intends to use the net proceeds of the proposed offering for debt repayment and general corporate purposes.

Craig-Hallum Capital Group is acting as sole managing underwriter for the proposed offering.

A registration statement on Form S-3 (File No. 333-232105) relating to the shares of common stock of Ranpak to be sold in the proposed offering was declared effective by the Securities and Exchange Commission (the “SEC”) on July 31, 2019. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering have been filed with the SEC and may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus related to the offering may be obtained, when available, from Craig-Hallum Capital Group LLC at 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attention: Equity Capital Markets, by telephone at 612-334-6300, or by email at prospectus@chlm.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ranpak:

Founded in 1972, Ranpak's goal was to create the first environmentally responsible system to protect products during shipment. The development and improvement of materials, systems and total solution concepts have earned Ranpak a reputation as an innovative leader in e-commerce and industrial supply chain solutions. Ranpak is headquartered in Concord Township, Ohio and has approximately 550 employees.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Source: Ranpak Holdings Corp.

Contact:

Investor Inquiries:

Bill Drew

Trent Meyerhoefer

ir@ranpak.com